As filed with the Securities and Exchange Commission on January 6, 2020

Registration No. 333-234408

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

AMENDMENT NO. 4

TO

FORM F-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

AnPac Bio-Medical Science Co., Ltd.

(Exact name of Registrant as specified in its charter)

Not Applicable

(Translation of Registrant’s name into English)

British Virgin Islands	8071	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

801 Bixing Street, Bihu County

Lishui, Zhejiang Province 323006

People’s Republic of China

+86-578-2051-666

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

AnPac Technology USA Co., Ltd.

Suite 127, 2260 Clove Drive

San Jose, CA 95128

+1-267-810-6776

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Shuang Zhao, Esq. Cleary, Gottlieb, Steen & Hamilton LLP c/o 37th Floor, Hysan Place 500 Hennessy Road Causeway Bay, Hong Kong +852-2521-4122	Richard A. Friedman, Esq. Stephen A. Cohen, Esq. Sheppard Mullin Richter & Hampton LLP 30 Rockefeller Plaza, 39th Floor New York, NY 1-212-653-8700

Approximate date of commencement of proposed sale to the public: as soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company  ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

†	The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(2)(3)	Proposed maximum offering price per share(3)	Proposed maximum aggregate offering price(2)(3)	Amount of registration fee(4)
Class A ordinary shares, par value US$0.01 per share(1)	1,916,705	US$14.00	US$26,833,870	US$3,483.04
Underwriter Warrants(5)	—	—	—	—
Class A ordinary shares underlying Underwriter Warrants(5)	141,670	US$17.50	US$2,479,225	US$321.81
Total	2,058,375	—	US$29,313,095	US$3,804.85

(1)

American depositary shares issuable upon deposit of Class A ordinary shares registered hereby have been registered under a separate registration statement on Form F-6 (Registration No. 333-234548). Each American depositary share represents one Class A ordinary share.

(2)

Includes Class A ordinary shares that are issuable upon the exercise of the underwriters’ over-allotment option. Also includes Class A ordinary shares initially offered and sold outside the United States that may be resold from time to time in the United States either as part of their distribution or within 40 days after the later of the effective date of this registration statement and the date the shares are first bona fide offered to the public. These Class A ordinary shares are not being registered for the purpose of sales outside the United States.

(3)	Estimated solely for the purpose of determining the amount of registration fee in accordance with Rule 457(a) under the Securities Act of 1933.
(4)	Previously paid.
(5)

We have agreed to issue, on the closing date of this offering, warrants to the representatives of the underwriters in an amount up to 8.5% of the aggregate number of Class A ordinary shares that we sell in this offering, exclusive of the shares issuable upon exercise of the underwriters’ over-allotment option (the “Underwriter Warrants”). The exercise price of the Underwriter Warrants is equal to 125% of the price of the Class A ordinary shares offered hereby.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Amendment No. 4 is being filed solely for the purpose of filing an exhibit to this registration statement on Form F-1, or the Registration Statement, and to amend and restate the exhibit index set forth in Part II of the Registration Statement. No changes have been made to the Registration Statement other than this explanatory note as well as revised versions of the cover page and exhibit index of the Registration Statement. This Amendment No. 4 does not contain copies of the prospectus included in the Registration Statement, which remains unchanged from Amendment No. 3 to the Registration Statement, filed on December 11, 2019.

1

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 6.	INDEMNIFICATION OF DIRECTORS AND OFFICERS.

British Virgin Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the British Virgin Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. An indemnity will be void and of no effect and will not apply to a person unless the person acted honestly and in good faith and in what he believed to be in the best interests of the company and, in the case of criminal proceedings, the person had no reasonable cause to believe that his conduct was unlawful.

Our memorandum and articles of association provides that we shall indemnify provides that we shall indemnify against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred in connection with legal, administrative or investigative proceedings any person who is a director of the company or a party in a legal proceeding by reason of the fact that the person is or was a director of the company. According to our memorandum and articles of association, the indemnity only applies if the person acts honestly and in good faith with a view to the best interests of the company and in the case of criminal proceedings, the person has no reasonable cause to believe that his or her conduct was unlawful.

Pursuant to the indemnification agreements, the form of which is filed as Exhibit 10.1 to this registration statement, we agree to indemnify our directors and executive officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such a director or officer.

The underwriting agreement, the form of which will be filed as Exhibit 1.1 to this registration statement, will also provide indemnification for us and our officers and directors for certain liabilities.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 7.	RECENT SALES OF UNREGISTERED SECURITIES.

During the past three years, we issued the following securities. We believe that each of the following issuances was exempt from registration under the Securities Act pursuant to Section 4(a)(2) of the Securities Act regarding transactions not involving a public offering or in reliance on Regulation S under the Securities Act regarding sales by an issuer in offshore transactions. No underwriter was involved in these issuances of securities. The numbers of ordinary shares in the following table are presented giving retroactive effect to the 1-for-100 share subdivision of our ordinary shares.

Securities/Purchaser	Date of Issuance	Number of Securities	Consideration
An individual	February 17, 2017	43,000	Consultancy services to us
An investor	May 4, 2017	98,400	US$0.8 million
An investor	May 4, 2017	8,400	RMB0.7 million (US$0.1 million)
An individual	May 4, 2017	48,000	Consultancy services to us
An investor	November 3, 2017	13,600	RMB1.0 million (US$0.1 million)
Jiaxing Zhijun Sihang Investment Partnership Enterprises (Limited Partnership)	November 3, 2017	414,200	RMB28.0 million (US$4.1 million)

Securities/Purchaser	Date of Issuance	Number of Securities	Consideration
Certain investors	November 3, 2017	88,700	US$0.8 million
An individual	November 3, 2017	10,000	Consultancy services to us
Mr. Weidong Dai	November 3, 2017	100,000	Past and future services to us
Certain investors	August 2, 2018	11,700	US$0.2 million
A law firm	August 2, 2018	5,900	Legal services to us
CRS Holdings Inc. for the benefit of a third party individual	December 24, 2018	76,100	US$0.2 million
Certain investors	June 25, 2019	245,700	US$2.4 million
CRS Holdings Inc.	September 17, 2019	214,000	US$0.7 million
Two investors	October 21, 2019	393,900	US$3.1 million
An investor	October 25, 2019	54,800	RMB4.5 million (US$0.6 million)
YuLin Bio-medical Science Co, Ltd.	October 25, 2019	769,000	Previously paid cash consideration and services (related to shareholding restructuring)
Zhijun Sihang Holdings Limited	October 25, 2019	783,900	Previously paid cash consideration of RMB53.0 million (US$7.4 million) (related primarily to shareholding restructuring)
Certain PRC shareholders	October 25, 2019	315,400	Previously paid cash consideration and services (related to shareholding restructuring)
An investor	November 20, 2019	3,600	RMB0.3 million (US$41,972)
Options
Certain directors, officers, employees and consultants	April 28, 2016 to September 1, 2019	Options to purchase 1,163,500 ordinary shares	Past and future services to us

ITEM 8.	EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a) Exhibits

See Exhibit Index beginning on page II-4 of this registration statement.

The agreements included as exhibits to this registration statement contain representations and warranties by each of the parties to the applicable agreement. These representations and warranties were made solely for the benefit of the other parties to the applicable agreement and (i) were not intended to be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate; (ii) may have been qualified in such agreement by disclosure that was made to the other party in connection with the negotiation of the applicable agreement; (iii) may apply contract standards of “materiality” that are different from “materiality” under the applicable securities laws; and (iv) were made only as of the date of the applicable agreement or such other date or dates as may be specified in the agreement.

We acknowledge that, notwithstanding the inclusion of the foregoing cautionary statements, we are responsible for considering whether additional specific disclosure of material information regarding material contractual provisions is required to make the statements in this registration statement not misleading.

(b) Financial Statement Schedules

Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the Consolidated Financial Statements or the Notes thereto.

ITEM 9.	UNDERTAKINGS.

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1)

For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)

For purposes of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(3)

For purposes of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(4)

For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

AnPac Bio-Medical Science Co., Ltd.

Exhibit Index

Exhibit Number	Description of Document

1.1†	Form of Underwriting Agreement

3.1†	Second Amended and Restated Memorandum and Articles of Association of the Registrant, as currently in effect

3.2†	Form of Third Amended and Restated Memorandum and Articles of Association of the Registrant

4.1†	Registrant’s Specimen American Depositary Receipt (included in Exhibit 4.3)

4.2†	Registrant’s Specimen Certificate for Class A Ordinary Shares

4.3†	Form of Deposit Agreement, among the Registrant, the depositary and the holders and beneficial owners of American Depositary Shares issued thereunder

4.4†	English Translation of Shareholders Agreement between the Registrant and other parties thereto dated June 30, 2017

4.5†	English Translation of Shareholders Agreement between the Registrant and other parties thereto dated August 17, 2017

4.6†	Form of Underwriters’ Warrants

5.1†	Opinion of Maples and Calder (Hong Kong) LLP regarding the validity of the ordinary shares being registered and certain British Virgin Islands tax matters

5.2†	Opinion of Cleary, Gottlieb, Steen & Hamilton LLP as to the Legality of the Underwriter’s Warrants

8.1†	Opinion of Maples and Calder (Hong Kong) LLP regarding certain British Virgin Islands tax matters (included in Exhibit 5.1)

8.2†	Opinion of Zhong Lun Law Firm regarding certain PRC tax matters (included in Exhibit 99.2)

10.1†	Form of Indemnification Agreement between the Registrant and its directors and executive officers

10.2†	English Translation of Form of Employment Agreement between the Registrant and its executive officers

10.3†	2019 Share Incentive Plan of the Registrant

10.4†	English Translation of Supplemental Convertible Loan Agreement among Jiaxing Zhijun Investment Management Co., Ltd., Dr. Chris Chang Yu and the Registrant dated October 30, 2019

10.5†	Master Services Agreement and Service Order between the Registrant and NASDAQ Capital Markets Advisory LLC.

10.6†	English Translation of Equity Investment Agreement of Dr. Chris Chang Yu dated August 11, 2019

21.1†	List of Principal Subsidiaries of the Registrant

23.1	Consent of Ernst & Young Hua Ming LLP, an independent registered public accounting firm

23.2†	Consent of Maples and Calder (Hong Kong) LLP (included in Exhibit 5.1)

23.3†	Consent of Zhong Lun Law Firm (included in Exhibit 99.2)

24.1†	Powers of Attorney (included on signature page)

99.1†	Code of Business Conduct and Ethics of the Registrant

99.2†	Opinion of Zhong Lun Law Firm regarding certain PRC law matters

99.3†	Consent of Frost & Sullivan

99.4†	Consent of Cleary, Gottlieb, Steen & Hamilton LLP (included in Exhibit 5.2)

99.5	Registrant’s Representation under Item 8.A.4

†	Previously filed.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Shanghai, China, on January 6, 2020.

AnPac Bio-Medical Science Co., Ltd.

By:	/s/ Chris Chang Yu
	Name:	Chris Chang Yu
	Title:	Chairman of the Board of Directors and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Chris Chang Yu Chris Chang Yu	Chairman of the Board of Directors and Chief Executive Officer (Principal Executive Officer)	January 6, 2020

* Rain Yu Zhang	Chief Financial Officer (Principal Financial and Accounting Officer)	January 6, 2020

* Feng Guo	Director	January 6, 2020

* Jiefeng Gu	Director	January 6, 2020

* Lin Yu	Director	January 6, 2020

* Pu Xing	Director	January 6, 2020

* Ren Luo	Director	January 6, 2020

* Sarah Yu	Director	January 6, 2020

*By:	/s/ Chris Chang Yu	January 6, 2020
Name: Chris Chang Yu Attorney-in-fact

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of AnPac Bio-Medical Science Co., Ltd. has signed this registration statement or amendment thereto in California in California, USA on January 6, 2020.

Authorized U.S. Representative

By:	/s/ Sharon M. Vorse-Yu
	Name:	Sharon M. Vorse-Yu
	Title:	Vice President, Technical Operations AnPac Technology USA Co., Ltd.